Exhibit 2.2

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT, dated as of July 28, 2016 (this “Agreement”), among OC Acquisition LLC, a Delaware limited liability company (“Parent”), Napa Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and the Person listed as “Stockholder” on the signature page hereto (“Stockholder”).

WHEREAS, as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with NetSuite Inc., a Delaware corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company that Stockholder Beneficially Owns (as defined in Section 6.10 below) at any time during the Support Period (as defined in Section 6.10 below).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01. Tender of Shares. Stockholder agrees: (i) to promptly (and, in any event, not later than three (3) Business Days after commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the outstanding shares of Company Common Stock Beneficially Owned by Stockholder (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder or as created by this Agreement that would not in any event prevent Stockholder from tendering Stockholder’s shares of Company Common Stock in accordance with this Agreement or otherwise complying with Stockholder’s obligations under this Agreement); and (ii) if Stockholder acquires Beneficial Ownership of any additional outstanding shares of Company Common Stock during the Support Period, to promptly (and, in any event, not later than two (2) Business Days after Stockholder acquires Beneficial Ownership of such additional outstanding shares of Company Common Stock) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional shares of Company Common Stock (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder or as created by this Agreement that would not in any event prevent Stockholder from tendering Stockholder’s shares of Company Common Stock in accordance with this Agreement or otherwise complying with Stockholder’s obligations under this Agreement). Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Stockholder to exercise any Company Stock Option or other equity award or require Stockholder to purchase any shares of Company Common Stock, and nothing herein shall prohibit Stockholder from exercising any Company Stock Option held by such Stockholder as of the date of this Agreement.

Section 1.02. No Withdrawal. Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any shares of Company Common Stock from the Offer unless and until (A) the Offer expires without Merger Subsidiary having accepted for payment shares of Company Common Stock tendered in the Offer or (B) termination of this Agreement in accordance with Section 6.03 hereof.

Section 1.03. Conditional Obligation. Stockholder acknowledges and agrees that Merger Subsidiary’s obligation to accept for payment shares of Company Common Stock tendered into the Offer, including any shares of Company Common Stock tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

ARTICLE 2

VOTING AGREEMENT; GRANT OF PROXY

Section 2.01. Voting Agreement. Stockholder hereby agrees that, during the Support Period, Stockholder will not vote any outstanding shares of Company Common Stock Beneficially Owned by Stockholder in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of any of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters. Stockholder shall ensure that, during the Support Period, any other Person having voting power with respect to any outstanding shares of Company Common Stock Beneficially Owned by Stockholder will not vote any such shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iv) of the preceding sentence.

Section 2.02. Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the outstanding shares of Company Common Stock Beneficially Owned by Stockholder. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the outstanding shares of Company Common Stock Beneficially Owned by Stockholder. The proxy granted by Stockholder pursuant to this Article 2 is irrevocable and is granted in consideration of Parent and Merger Subsidiary entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.01 above. The proxy granted by Stockholder shall be revoked after the Support Period upon termination of this Agreement in accordance with its terms.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent that:

Section 3.01. Corporation Authorization. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers (corporate and otherwise) of Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action. This Agreement constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and (i) the shares of Company Common Stock or Company Compensatory Awards set forth on Schedule 1 hereto constitute community property under Applicable Law or (ii) any shares of Company Common Stock or Company Compensatory Awards of which Stockholder acquires Beneficially Ownership during the Support Period could constitute community property under Applicable Law, then this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

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Section 3.02. Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, or other comparable charter or organizational documents, of Stockholder, if any, (ii) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice of lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any Contract binding on Stockholder or any of Stockholder’s properties or assets, including the shares of Company Common Stock Beneficially Owned by Stockholder or (iv) result in the imposition of any Lien (other than as created by this Agreement) on any asset of Stockholder.

Section 3.03. Ownership of Shares. Stockholder (together with Stockholder’s spouse if Stockholder is married and the shares of Company Common Stock or Company Compensatory Awards set forth on Schedule 1 hereto constitute community property under Applicable Law) is the Beneficial Owner of the shares of Company Common Stock and Company Compensatory Awards set forth on Schedule 1 hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the shares of Company Common Stock Beneficially Owned by Stockholder), except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent Stockholder from tendering Stockholder’s shares of Company Common Stock in accordance with this Agreement or otherwise complying with Stockholder’s obligations under this Agreement. None of such shares of Company Common Stock or such Company Compensatory Awards is subject to any voting trust or other Contract with respect to the voting of such shares or Company Compensatory Awards (including shares underlying such Company Compensatory Awards), except as set forth in this Agreement.

Section 3.04. Total Shares. Except for the shares of Company Common Stock set forth on Schedule 1 hereto (including shares underlying Company Compensatory Awards set forth on Schedule 1 hereto), Stockholder does not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

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Section 3.05. Finder’s Fees. No Advisor of the Stockholder, the Stockholder’s Subsidiaries, if any, or the Stockholder’s Affiliates is or may be entitled to any banking, broker’s, finder’s, success, completion or similar fee or commission from Parent, Merger Subsidiary or the Company in respect of: (i) this Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; or (ii) any other change in control of the Company or any of its Subsidiaries or the sale, transfer, or disposition of any assets of the Company or any of its Subsidiaries.

Section 3.06. No Litigation. There is no suit, claim, action, investigation or other Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of Stockholder to perform Stockholder’s obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to Stockholder:

Section 4.01. Corporation Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the limited liability company powers of Parent and the corporate powers of Merger Subsidiary and have been duly authorized by all necessary limited liability company or corporate action. This Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 5

COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that:

Section 5.01. No Proxies for, Encumbrances on or Disposition of Shares.

(i) During the Support Period, except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly (except, if Stockholder is an individual, as a result of the death of Stockholder), (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any shares of Company Common Stock Beneficially Owned by Stockholder, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any such shares (other than pursuant to Rule 10b5-1 trading plans in effect on the date of this Agreement) or (c) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions, and agrees to notify Parent and Merger Subsidiary promptly, and to provide all material details reasonably requested by Parent or Merger Subsidiary, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or cause or permit to be tendered any shares of Company Common Stock Beneficially Owned by Stockholder into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer.

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(ii) Notwithstanding the foregoing clause (i), Stockholder may transfer shares of Company Common Stock held by Stockholder to (a) any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; or (b) for charitable purposes as charitable gifts or donations; provided, in each case, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 5.02. Other Offers. Neither Stockholder (in Stockholder’s capacity as such), nor any of Stockholder’s Subsidiaries, if any, shall, nor shall Stockholder or any of Stockholder’s Subsidiaries, if any, authorize or permit any of its or their respective Representatives to, and Stockholder shall instruct, and cause each applicable Subsidiary of Stockholder to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal; (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal; or (iii) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of Stockholder or Representatives of Stockholder or any of its Subsidiaries shall be deemed to be a breach of this Section 5.02 by Stockholder. Stockholder shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their respective Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal. Stockholder shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by Stockholder, any of its Subsidiaries or any of its or their respective Representatives of any Acquisition Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party. In such notice, Stockholder shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication, offer, proposal or request. Stockholder shall keep Parent informed, as promptly as practicable, of the status and terms of any such Acquisition Proposal, indication or request, including the material resolved and unresolved issues related thereto and material amendments or proposed amendments as to price and other material terms thereof.

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Section 5.03. Communications. Stockholder, and each of Stockholder’s Subsidiaries, if any, shall not, and shall cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent. Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Subsidiary and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of: (a) Stockholder’s identity; (b) Stockholder’s Beneficial Ownership of shares of Company Common Stock or Company Compensatory Awards (including the number of such shares or Company Compensatory Awards Beneficially Owned by Stockholder); and (c) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Subsidiary or the Company determines to be necessary in any SEC disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Subsidiary and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

Section 5.04. Additional Shares. In the event that Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional shares or other interests in or with respect to the Company, such shares or other interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of shares of Company Common Stock Beneficially Owned by Stockholder set forth on Schedule 1 hereto will be deemed amended accordingly. Stockholder shall promptly notify Parent and Merger Subsidiary of any such event.

Section 5.05. Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any shares of Company Common Stock Beneficially Owned by Stockholder or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Proceeding, against Parent, Merger Subsidiary, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

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ARTICLE 6

MISCELLANEOUS

Section 6.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one Person are joint and several. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” has the inclusive meaning represented by the phrase “and/or.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract (including the Merger Agreement) are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 6.02. Further Assurances. Parent and Stockholder (in its capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may reasonably request and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and all things the other party may reasonably deem proper or advisable under Applicable Law, to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Stockholder shall, to the extent requested by Parent, promptly: (i) cause each other Person having voting power with respect to any shares of Company Common Stock Beneficially Owned by Stockholder to execute and deliver to Parent a proxy with respect to such shares, which shall be identical to the proxy in Section 2.02 above; and (ii) cause the certificates representing outstanding shares of Company Common Stock Beneficially Owned by Stockholder to be surrendered so that the transfer agent for such shares may affix thereto an appropriate legend referring to this Agreement.

Section 6.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Support Period; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

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Section 6.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Stockholder may not assign, delegate or otherwise transfer any of Stockholder’s rights or obligations under this Agreement without the prior written consent of Parent. Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

Section 6.06. Governing Law. This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of any law other than the law of the State of Delaware.

Section 6.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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Section 6.09. Specific Performance. The parties hereto agree that irreparable damage to Parent or Merger Subsidiary would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by Stockholder in accordance with the terms hereof, and that each of Parent and Merger Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Merger Subsidiary may be entitled at law or in equity. Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Subsidiary.

Section 6.10. Defined Terms. For the purposes of this Agreement:

(i) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(ii) Stockholder shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(iii) “Support Period” shall mean the period from the date of this Agreement through the earliest of (a) the date upon which the Merger Agreement is validly terminated, (b) the Effective Time; or (c) the date of any modification, waiver or amendment of the Merger Agreement in a manner that reduces the Offer Price or changes the form of consideration payable thereunder to such Stockholder.

Section 6.11. Action in Stockholder’s Capacity Only. Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. Stockholder signs this Agreement solely in Stockholder’s capacity as a Beneficial Owner of the shares of Company Common Stock and Company Compensatory Awards Beneficially Owned by Stockholder, and not in such Stockholder’s capacity as a director, officer or employee of the Company. Nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of the Company (under Section 7.02 of the Merger Agreement or otherwise), including complying with or exercising such Stockholder’s fiduciary duties as a member of the Board of Directors of the Company.

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Section 6.12. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows:

if to Parent or Merger Subsidiary, to:

Oracle Corporation
500 Oracle Parkway
Redwood City, CA 94065
Attention:	Dorian E. Daley, Executive Vice President, General Counsel and Secretary
Brian S. Higgins, Vice President and Associate General Counsel
Facsimile No.: (650) 633-0272

Email:	dorian.daley@oracle.com
brian.s.higgins@oracle.com

with a copy (which shall not constitute notice) to:

Renee James
Chairperson of the Special Committee of the board of directors of Oracle Corporation
c/o Oracle Corporation
500 Oracle Parkway
Redwood City, CA 94065
Attention:	Dorian E. Daley, Executive Vice President, General Counsel and Secretary
Brian S. Higgins, Vice President and Associate General Counsel
Facsimile No.: (650) 633-0272
Email:	dorian.daley@oracle.com
brian.s.higgins@oracle.com

and

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention:	Keith Flaum
James R. Griffin
Facsimile No: (650) 802-3100

Email:	keith.flaum@weil.com
james.griffin @weil.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Attention: Kenton King
Facsimile No.: (650) 470-4570
Email: kenton.king@skadden.com

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if to Stockholder, to: the address for notice set forth on the signature page hereto with a copy (which shall not constitute notice) to:

NetSuite Inc.
2955 Campus Drive, Suite 100
San Mateo, CA 94403
Attention: Douglas P. Solomon, Senior Vice President, General Counsel & Secretary
Facsimile No.: (650) 627-1001
Email: dsolomon@netsuite.com

and

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention:	Larry W. Sonsini
Martin W. Korman
Bradley L. Finkelstein
Douglas K. Schnell

Facsimile No.: (650) 493-6811

Email:	lsonsini@wsgr.com
mkorman@wsgr.com
bfinkelstein@wsgr.com
dschnell@wsgr.com

Section 6.13. Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware for any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees not to commence any Proceeding relating thereto except in such court and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail, or otherwise in the manner provided for notices in Section 6.12 hereof, shall be effective service of process for any such Proceeding brought against it in any such court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in such courts and (v) agrees not to plead or claim in any court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

Section 6.14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 6.15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.16. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.17. No Ownership Interest. All rights, ownership and economic benefits of and relating to the shares of Company Common Stock and Company Compensatory Awards Beneficially Owned by Stockholder at a given time shall remain vested in and belong to Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the shares of Company Common Stock Beneficially Owned by Stockholder, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

Section 6.18. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

OC ACQUISITION LLC

By:
Name:
Title:

NAPA ACQUISITION CORPORATION

By:
Name:
Title:

Signature Page to Tender and Support Agreement

STOCKHOLDER:

Name:

SPOUSE OF STOCKHOLDER:

Signature Page to Tender and Support Agreement

SCHEDULE 1

Common Stock Outstanding	Shares Owned of Record	Shares subject to Company Common Stock Options	Shares subject to other Company Compensatory Awards (e.g. company restricted stock, RSUs and performance units)	Shares Beneficially Owned

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

NETSUITE RESTRICTED HOLDINGS LLC

TENDER AND SUPPORT AGREEMENT, dated as of July 28, 2016 (this “Agreement”), among OC Acquisition LLC, a Delaware limited liability company (“Parent”), Napa Acquisition Corporation, a Delaware corporation (“Merger Subsidiary”), and NetSuite Restricted Holdings LLC, a California limited liability company (“Stockholder”).

WHEREAS, as a condition and inducement to Parent’s and Merger Subsidiary’s and the Company’s willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with NetSuite Inc., a Delaware corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company that Stockholder Beneficially Owns (as defined in Section 7.10 below) at any time during the Support Period (as defined in Section 7.10 below) and during the Extension Period (as defined in Section 6.10 below);

WHEREAS, Stockholder is the record and beneficial owner of 31,964,891 shares of Company Common Stock;

WHEREAS, the Limited Liability Company Operating Agreement of Stockholder, dated as of December 14, 2007 (the “LLC Agreement”), includes specific provisions and restrictions regarding the voting and disposition of shares of Company Common Stock held by Stockholder, and in accordance therewith the sole Member of Stockholder has provided written instructions authorizing and directing the Manager of Stockholder to cause Stockholder to enter into and perform its obligations in accordance with this Agreement; and

WHEREAS, the Offer contemplated by the Merger Agreement is subject, among other conditions, to the Unaffiliated Tender Condition, and the Merger Agreement provides that, notwithstanding anything to the contrary contained therein, in no event may the Unaffiliated Tender Condition be amended or waived.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01 Tender of Shares. During the Support Period, Stockholder agrees: (i) to promptly (and, in any event, not later than three (3) Business Days after commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the outstanding shares of Company Common Stock Beneficially Owned by Stockholder (free and clear of any Liens or restrictions); and (ii) if Stockholder acquires Beneficial Ownership of any additional outstanding shares of Company Common Stock during the Support Period, to promptly (and, in any event, not later than two (2) Business Days after Stockholder acquires Beneficial Ownership of such additional outstanding shares of Company Common Stock) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional shares of Company Common Stock (free and clear of any Liens or restrictions).

Section 1.02 No Withdrawal. During the Support Period, Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any shares of Company Common Stock from the Offer unless and until (A) the Offer expires without Merger Subsidiary having accepted for payment shares of Company Common Stock tendered in the Offer or (B) termination of the Support Period.

Section 1.03 Conditional Obligation. Stockholder acknowledges and agrees that Merger Subsidiary’s obligation to accept for payment shares of Company Common Stock tendered into the Offer, including any shares of Company Common Stock tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

ARTICLE 2

VOTING AGREEMENT; GRANT OF PROXY

Section 2.01. Voting Agreement. Except as otherwise expressly required by the LLC Agreement, Stockholder hereby agrees that, during the Support Period, Stockholder will not vote any outstanding shares of Company Common Stock Beneficially Owned by Stockholder in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of any of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters. Stockholder shall ensure that, during the Support Period, any other Person having voting power with respect to any outstanding shares of Company Common Stock Beneficially Owned by Stockholder will not vote any such shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iv) of the preceding sentence.

Section 2.02 Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the outstanding shares of Company Common Stock Beneficially Owned by Stockholder. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy during the Support Period, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the outstanding shares of Company Common Stock Beneficially Owned by Stockholder. The proxy granted by Stockholder pursuant to this Article 2 is irrevocable during the Support Period and is granted in consideration of Parent and Merger Subsidiary entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.01 above. The proxy granted by Stockholder under Section 2.01 above shall automatically be revoked immediately upon the end of the Support Period.

ARTICLE 3

SUPERIOR TRANSACTION

Section 3.01 Superior Transaction. Subject to the LLC Agreement and notwithstanding anything to the contrary in this Agreement, in the event that the Merger Agreement is terminated pursuant to Section 9.01(d)(i) of the Merger Agreement, and the Company concurrently enters into a definitive agreement with respect to the Superior Proposal (whether for cash or non-cash consideration) that was the basis for invoking Section 9.01(d)(i) (or, if thereafter (in one or more iterations) the Company subsequently terminates the definitive agreement for a Superior Proposal (in accordance with the terms thereof) and concurrently enters into a further definitive agreement for an alternative Superior Proposal, as a result of a determination by the Company Board (upon the recommendation of the Transactions Committee) that the proposed alternative transaction contemplated by such subsequent definitive agreement meets the definition of a Superior Proposal with respect to previously entered definitive agreement) (the then-applicable transaction contemplated by a definitive agreement in effect as described above, a “Superior Transaction”), then Stockholder agrees that, during the Extension Period:

(i.) With respect to any tender offer or exchange offer made pursuant to a Superior Transaction, provided that such tender offer or exchange offer includes an Unaffiliated Holders Acceptance Condition:

(i) to promptly (and, in any event, not later than three (3) Business Days after commencement of such offer) validly tender or cause to be validly tendered into such offer, pursuant to and in accordance with the terms of the offer and Rule 14d-2 under the Exchange Act, all of the outstanding shares of Company Common Stock Beneficially Owned by Stockholder (free and clear of any Liens or restrictions);

(ii) if Stockholder acquires Beneficial Ownership of any additional outstanding shares of Company Common Stock during the Extension Period, to promptly (and, in any event, not later than two (2) Business Days after Stockholder acquires Beneficial Ownership of such additional outstanding shares of Company Common Stock) validly tender or cause to be validly tendered into the offer, pursuant to and in accordance with the terms of the offer, all of such additional shares of Company Common Stock (free and clear of any Liens or restrictions); and

(iii) not to withdraw, and not to cause or permit to be withdrawn, any shares of Company Common Stock required to be tendered pursuant to clause (i) or (ii) from such offer unless and until (A) the offer expires without the purchaser having accepted for payment shares of Company Common Stock tendered in the offer or (B) termination of the Extension Period in accordance with Section 7.03 hereof.

(ii.) With respect to any meeting of holders of Company Common Stock called to consider such Superior Transaction, any definitive agreement relating to such Superior Transaction, or any proposal in furtherance of such Superior Transaction:

(i) cause all shares of Company Common Stock Beneficially Owned by Stockholder held as of the record date for such meeting to be present and voted at such meeting, and

(ii) with respect to each proposal to approve such Superior Transaction, any definitive agreement relating to such Superior Transaction, or any proposal in furtherance of such Superior Transaction, to cast votes with respect to, or to consent to, each such proposal in the same proportion (for, against, withheld and/or abstain) as the votes that are collectively cast by all of the Unaffiliated Holders.

(iii.) Except as otherwise expressly required by the LLC Agreement, during the Extension Period, Stockholder will not vote any outstanding shares of Company Common Stock Beneficially Owned by Stockholder in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal (other than the Superior Transaction), (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Superior Transaction, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of any of the transactions contemplated by the Superior Transaction or (iv) other matter relating to, or in connection with, any of the foregoing matters. Stockholder shall ensure that, during the Extension Period, any other Person having voting power with respect to any outstanding shares of Company Common Stock Beneficially Owned by Stockholder will not vote any such shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iv) of the preceding sentence.

(iv.) If requested by the party who is the purchaser in the Superior Transaction, Stockholder hereby agrees to grant a proxy, irrevocable during the Extension Period, appointing the purchaser in such Superior Transaction (for so long as such purchaser remains the purchaser in a Superior Transaction) as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power (in each case of voting, expressing consents, dissenting or otherwise utilizing such voting power, in the manner contemplated by Section 3.01(ii.) and Section 3.01(iii.) above) as purchaser or its proxy or substitute shall, in their sole discretion, deem proper with respect to the outstanding shares of Company Common Stock Beneficially Owned by Stockholder. Any proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 3.01(ii.) and Section 3.01(iii.) above. Any such proxy granted by Stockholder shall automatically be revoked immediately upon the end of the Extension Period, or if the purchaser no longer remains the purchaser in a Superior Transaction.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent that:

Section 4.01. Corporation Authorization. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers (corporate and otherwise) of Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action. This Agreement constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 4.02. Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the LLC Agreement, or other charter or organizational documents, of Stockholder, (ii) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice of lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any Contract binding on Stockholder or any of Stockholder’s properties or assets, including the shares of Company Common Stock Beneficially Owned by Stockholder or (iv) result in the imposition of any Lien on any asset of Stockholder.

Section 4.03. Ownership of Shares. Stockholder is the Beneficial Owner of the shares of Company Common Stock set forth on the signature page hereto opposite such Stockholder’s name, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the shares of Company Common Stock Beneficially Owned by Stockholder). None of such shares of Company Common Stock is subject to any voting trust or other Contract with respect to the voting of such shares, except as set forth in this Agreement or in the LLC Agreement.

Section 4.04. Total Shares. Except for the shares of Company Common Stock set forth on the signature page hereto, Stockholder does not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 4.05. Finder’s Fees. No Advisor of the Stockholder, the Stockholder’s Subsidiaries, if any, or the Stockholder’s Affiliates is or may be entitled to any banking, broker’s, finder’s, success, completion or similar fee or commission from Parent, Merger Subsidiary or the Company in respect of: (i) this Agreement, the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; or (ii) any other change in control of the Company or any of its Subsidiaries or the sale, transfer, or disposition of any assets of the Company or any of its Subsidiaries.

Section 4.06. No Litigation. There is no suit, claim, action, investigation or other Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of Stockholder to perform Stockholder’s obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to Stockholder:

Section 5.01. Corporation Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the limited liability company powers of Parent and the corporate powers of Merger Subsidiary and have been duly authorized by all necessary limited liability company or corporate action. This Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 6

COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that:

Section 6.01. No Proxies for, Encumbrances on or Disposition of Shares.

(i) During the Support Period and any Extension Period, except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent (during the Support Period) or the purchaser party to a Superior Transaction (during any Extension Period), directly or indirectly, (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any shares of Company Common Stock Beneficially Owned by Stockholder, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any such shares or (c) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement (or, if applicable, the definitive agreement in respect of a Superior Transaction), or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions, and, during the Support Period, agrees to notify Parent and Merger Subsidiary promptly, and to provide all material details reasonably requested by Parent or Merger Subsidiary, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. Without limiting the generality of the foregoing, during the Support Period and any Extension Period, Stockholder shall not tender, agree to tender or cause or permit to be tendered any shares of Company Common Stock Beneficially Owned by Stockholder into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer during the Support Period or pursuant to a Superior Transaction during the Extension Period.

(ii) Notwithstanding the foregoing clause (i), Stockholder may transfer shares of Company Common Stock held by Stockholder in the manner otherwise provided by the LLC Agreement; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent during the Support Period, or the purchaser with respect to a Superior Transaction during any Extension Period, to be bound by all of the terms of this Agreement.

Section 6.02. Other Offers. During the Support Period, neither Stockholder (in Stockholder’s capacity as such), nor any of Stockholder’s Subsidiaries, if any, shall, nor shall Stockholder or any of Stockholder’s Subsidiaries, if any, authorize or permit any of its or their respective Representatives to, and Stockholder shall instruct, and cause each applicable Subsidiary of Stockholder to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal; (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal; or (iii) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of Stockholder or Representatives of Stockholder or any of its Subsidiaries shall be deemed to be a breach of this Section 6.02 by Stockholder. Stockholder shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their respective Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal. Stockholder shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by Stockholder, any of its Subsidiaries or any of its or their respective Representatives of any Acquisition Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party. In such notice, Stockholder shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication, offer, proposal or request. Stockholder shall keep Parent informed, as promptly as practicable, of the status and terms of any such Acquisition Proposal, indication or request, including the material resolved and unresolved issues related thereto and material amendments or proposed amendments as to price and other material terms thereof.

Section 6.03. Communications. Stockholder, and each of Stockholder’s Subsidiaries, if any, shall not, and shall cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, or any Superior Transaction and any related agreement. Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Subsidiary and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement or any Superior Transaction) of: (a) Stockholder’s identity; (b) Stockholder’s Beneficial Ownership of shares of Company Common Stock; and (c) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent and Merger Subsidiary (during the Support Period) or the purchaser in a Superior Transaction (during the Extension Period) or the Company determines to be necessary in any SEC disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Superior Transaction and (ii) agrees as promptly as practicable to notify Parent and Merger Subsidiary (during the Support Period) or the purchaser in a Superior Transaction (during the Extension Period) and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

Section 6.04. Additional Shares. In the event that Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional shares or other interests in or with respect to the Company, such shares or other interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of shares of Company Common Stock Beneficially Owned by Stockholder set forth on the signature page hereto will be deemed amended accordingly. Stockholder shall promptly notify Parent and Merger Subsidiary and the Company of any such event.

Section 6.05. Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any shares of Company Common Stock Beneficially Owned by Stockholder or rights to dissent from the Merger or any Superior Transaction which may arise with respect to the Merger or any Superior Transaction and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative suit or other Proceeding, against Parent, Merger Subsidiary, the Company or any of their respective successors or the purchaser (or its successors) in a Superior Transaction relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or the consummation of the Merger or a Superior Transaction.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one Person are joint and several. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” has the inclusive meaning represented by the phrase “and/or.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract (including the Merger Agreement) are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 7.02. Further Assurances. Parent and Stockholder (in its capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may reasonably request and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and all things the other party may reasonably deem proper or advisable under Applicable Law, to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Stockholder shall, to the extent requested by Parent, promptly cause each other Person having voting power with respect to any shares of Company Common Stock Beneficially Owned by Stockholder to execute and deliver to Parent during the Support Period a proxy with respect to such shares, which shall be identical to the proxy in Section 2.02 above.

Section 7.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement, and the obligations of Stockholder hereunder, shall terminate upon the termination of the Support Period (unless there is a Superior Transaction entered into concurrently, in which case this Agreement and such obligations shall terminate upon the consummation of such Superior Transaction or the termination of the Extension Period); provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

Section 7.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 7.05. Successors and Assigns; Third-Party Beneficiary. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Stockholder may not assign, delegate or otherwise transfer any of Stockholder’s rights or obligations under this Agreement without the prior written consent of Parent. Any assignment, delegation or transfer in violation of the foregoing shall be null and void. The Company and, in any Extension Period, the purchaser in a Superior Transaction are each express third-party beneficiaries of this Agreement and, subject to the foregoing, shall have the express right to enforce this Agreement without the consent or any other action of Parent.

Section 7.06. Governing Law. This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of any law other than the law of the State of Delaware.

Section 7.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.09. Specific Performance. The parties hereto agree that irreparable damage to Parent, Merger Subsidiary, the purchaser in a Superior Transaction or the Company would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by Stockholder in accordance with the terms hereof, and that each of Parent, Merger Subsidiary, the purchaser in a Superior Transaction or the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent, Merger Subsidiary, the purchaser in a Superior Transaction or the Company may be entitled at law or in equity. Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent, Merger Subsidiary, the purchaser in a Superior Transaction or the Company.

Section 7.10. Defined Terms. For the purposes of this Agreement:

(i) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(ii) Stockholder is deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(iii) “Extension Period” means the period, if any, from the date on which the Merger Agreement is terminated pursuant to Section 9.01(d)(i) of the Merger Agreement through the earlier of (a) the consummation of a Superior Transaction, or (b) the date upon which the definitive agreement for a Superior Transaction is terminated, except in circumstances where the termination is at the election of the Company Board in order to permit the Company to concurrently enter into another definitive agreement reflecting acceptance of a proposal for an alternative Superior Transaction.

(iv) “Support Period” means the period from the date of this Agreement through the earliest of (a) the date upon which the Merger Agreement is validly terminated, or (b) the Effective Time.

(v) “Unaffiliated Holders” means the holders of issued and outstanding shares of Company Common Stock, excluding shares of Company Common Stock Beneficially Owned by (1) the LJE Parties, (2) the ultimate parent entity of any purchaser party to any Superior Transaction, or its Affiliates or (3) any executive officers or directors of the Company or their Affiliates.

(vi) “Unaffiliated Holders Acceptance Condition” means a condition included in the definitive agreements with respect to a Superior Transaction, to require that no shares will be accepted for payment under any tender offer or exchange offer related to that transaction, unless there shall be validly tendered (and not withdrawn) a number of shares of Company Common Stock that represents a majority of all the shares of Company Common Stock issued and outstanding immediately prior to the acceptance time that are Beneficially Owned by Unaffiliated Holders.

Section 7.11. Action in Stockholder’s Capacity Only. Stockholder signs this Agreement solely in Stockholder’s capacity as a Beneficial Owner of the shares of Company Common Stock, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of any entity, including complying with or exercising such Stockholder’s fiduciary duties as a member of the board of directors of any entity.

Section 7.12. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows:

if to Parent or Merger Subsidiary, to:

Oracle Corporation 500 Oracle Parkway Redwood City, CA 94065
Attention:	Dorian E. Daley, Executive Vice President, General Counsel and Secretary
Brian S. Higgins, Vice President and Associate General Counsel
Facsimile No.: (650) 633-0272
Email:	dorian.daley@oracle.com
brian.s.higgins@oracle.com

with a copy (which shall not constitute notice) to:

Renee James
Chairperson of the Special Committee of the board of directors of Oracle Corporation
c/o Oracle Corporation
500 Oracle Parkway
Redwood City, CA 94065
Attention:	Dorian E. Daley, Executive Vice President, General Counsel and Secretary
Brian S. Higgins, Vice President and Associate General Counsel
Facsimile No.: (650) 633-0272
Email:	dorian.daley@oracle.com
brian.s.higgins@oracle.com

and

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
Attention:	Keith Flaum
James R. Griffin
Facsimile No: (650) 802-3100
Email:	keith.flaum@weil.com
james.griffin @weil.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, CA 94301
Attention: Kenton King
Facsimile No.: (650) 470-4570
Email: kenton.king@skadden.com

if to Stockholder, to: the address for notice set forth on the signature page hereto with a copy to:

NetSuite Inc.
2955 Campus Drive, Suite 100 San Mateo, CA 94403
Attention: Douglas P. Solomon, Senior Vice President, General Counsel & Secretary
Facsimile No.: (650) 627-1001
Email: dsolomon@netsuite.com

Section 7.13. Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or if the Court of Chancery lacks jurisdiction, any court in the State of Delaware)for any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees not to commence any Proceeding relating thereto except in such court and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail, or otherwise in the manner provided for notices in Section 7.12 hereof, shall be effective service of process for any such Proceeding brought against it in any such court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in such courts and (v) agrees not to plead or claim in any court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

Section 7.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 7.16. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.17. No Ownership Interest. All rights, ownership and economic benefits of and relating to the shares of Company Common Stock Beneficially Owned by Stockholder at a given time shall remain vested in and belong to Stockholder as of such time, and Parent and the purchaser in a Superior Transaction shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the shares of Company Common Stock Beneficially Owned by Stockholder, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

Section 7.18 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

OC ACQUISITION LLC

By:
Name:
Title:

NAPA ACQUISITION CORPORATION

By:
Name:
Title:

Signature Page to Tender and Support Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NETSUITE RESTRICTED HOLDINGS LLC By: Bill Wright & Associates, LLC, a California limited liability company, Manager

By:
William C. Wright, President

Shares Beneficially Owned	Shares Owned of Record	Shares subject to Company Stock Options	Shares subject to other Company Compensatory Awards

Signature Page to Tender and Support Agreement